UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INDOOR HARVEST CORP
(Name of small business issuer in our charter)

Texas	3590	45-5577364
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	IRS I.D.

5300A East Freeway Houston, Texas	77020
(Address of principal executive offices)	(Zip Code)

Jennifer Haney
5300A East Freeway
Houston, Texas 77020
(713) 410-7903
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered [1]	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [2]
Common Stock offered by the Selling Stockholders [3]	2,467,003	$0.50	$1,233,502	$158.86

_________
(1) Estimated in accordance with Rule 457(a) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

(2) Calculated under Section 6(b) of the Securities Act of 1933 as .0001288 of the aggregate offering price.

(3) Represents shares of the registrant's common stock being registered for resale that have been issued to the selling shareholders named in this registration statement.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The TBCA contains specific provisions for indemnification of officers and directors. In 1989, the Texas Legislature amended the TBCA to expand the scope of this indemnification and to provide for assistance by a corporation with respect to litigation costs incurred by its officers or directors in certain circumstances.

I. Standards for Indemnification

Article 2.02-1 of the TBCA identifies circumstances by which indemnification must be made, may be made, and may not be made, and defines different standards for indemnification depending on the director's conduct.

A. Mandatory indemnification

A defendant-director is entitled to indemnification as a matter of right if he was "wholly successful, on the merits or otherwise, in the defense of the proceeding." TBCA art. 2.02-1 H. A director who successfully defends against the suit wholly on a procedural or other nonsubstantive ground is nevertheless entitled to mandatory indemnification. If the director who prevails in the litigation is later forced to file suit against the corporation in order to recover his indemnification, the expenses of that suit are also recoverable under the statute. TBCA art. 2.02-11.

B. Discretionary indemnification

In cases where a director is found liable to a third person, but has not received a personal benefit, or the director settles a lawsuit brought by or on behalf of the corporation, indemnification by the corporation is discretionary. TBCA art. 2.02-IB. The corporation may not exercise its discretion to indemnify the director in these circumstances, however, unless the director (i) conducted himself in good faith; (ii) reasonably believed that his conduct was in the corporation's best interests or, in cases where the questioned actions were not committed by the director in his official capacity, that his conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Id.

The determination of whether discretionary indemnification of the director is even permitted must be made either: (i) by a majority vote of a quorum of disinterested directors (i.e., directors who are not named in the lawsuit at the time the vote is taken); (ii) if such a quorum is unavailable, by a majority vote of a committee of two or more disinterested directors selected by a vote of all directors; (iii) by special legal counsel selected either by a vote of a quorum of disinterested directors, the committee established in the manner described above, or, if neither of those options is available, by vote of all directors; or (iv) by vote of the shareholders, excluding shares held by directors named as defendants in the proceeding. art. 2.02-1F.
Once it is determined that indemnification is permitted, the corporation's discretionary decision to actually authorize the indemnification, and its determination as to the "reasonableness" of the expenses for which indemnification is sought, must be made in the same manner, unless the determination that indemnification is permissible was made by special legal counsel, in which event the authorization decision must be made in the manner specified for selection of the special legal counsel. art. 2.02-IF(3), 2.02-1G. By a 1985 statutory clarification of section G, a mandatory indemnification agreement in the articles of incorporation, bylaws, a resolution of shareholders or directors or an agreement that makes the permissive indemnification provision in section B mandatory is enforceable even though it was not adopted in the manner described above, and it may not be avoided by the corporation failing to authorize the indemnification under article 2.02-1G. The issue of whether a director is eligible for indemnification is not foreclosed by the defendant's settlement of the case or even a judgment entered against him, because a director may be deemed to have been found liable for a claim only if he shall have been so adjudged in a court of competent jurisdiction after exhaustion of all appeals. art. 2.02-1D.

In many cases, a director may seek to avoid liability to a third person through a contractual release or indemnity by such third person. In effect, such a provision would prevent the need for any corporate indemnification of the director with respect to such matter and thus any related interpretation under article 2.02-1 of the TBCA. It is important to note, however, that the Supreme Court of Texas recently held that a person seeking indemnity from a third person as a result of the consequences of such person's own negligence must express such intent in a conspicuous manner within the four comers of a written contract. Dresser Indus., Inc. v. Page Petroleum, Inc., 853 S.W.2d 505, 508 (Tex. 1993). Accordingly, directors should take great care to ensure that any contractual release or indemnity by a third person satisfies such requirements.

C. Prohibited Indemnification

Article 2.2-1C prohibits indemnification when the director "is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity" and when the director "is found liable to the corporation." However, that provision is modified by article 2.02-1E, which allows corporations to indemnify directors even if they are found liable to the corporation or are found to have improperly received a personal benefit, but the indemnification is limited to "reasonable expenses actually incurred by the director in connection with the proceeding." No indemnification is available if the director is found liable for "willful or intentional misconduct in the performance of his duty to the corporation." Id.

Our Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except for the payment of dividends in violation of Texas law.  Our Bylaws provide, in pertinent part, that the Company shall indemnify any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or of any corporation which such person served as such at the request of the Company, against expenses reasonably incurred by, or imposed on, such person in connection with, or resulting from, the exercise of such action, suit, proceeding or appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such person was liable to the Company, or such other corporation, for negligence or misconduct in the performance of such persons duties as a director or officer of the Company.  The determination of the rights of such indemnification and the amount thereof may be made, at the option of the person to be indemnified, by (1) order of the Court or administrative body or agency having jurisdiction over the matter for which indemnification is being sought; (2) resolution adopted by a majority of a quorum of our disinterested directors; (3) if there is no such quorum, resolution adopted by a majority of the committee of stockholders and disinterested directors of the Company; (4) resolution adopted by a majority of the quorum of directors entitled to vote at any meeting; or (5) Order of any Court having jurisdiction over the Company.  Such right of indemnification is not exclusive of any other right which such director or officer may have, and without limiting the generality of such statement, they are entitled to their respective rights of indemnification under any bylaws, agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under our Bylaws.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$158
Legal Fees and Expenses	$45,000
Accounting Fees and Expenses*	$12,000
Miscellaneous	$10,000
Total*	$67,158
____________
* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

There were no issuances of common stock for the year ended December 31, 2011.

In March of 2012, the Company issued 2,153,600 shares of common stock to Chad Sykes, our sole founder and CEO, in exchange for equipment and valued the share issuance at $0.01 per share. This transaction was valued based upon the cost of the equipment acquired by the owner and contributed to Indoor Harvest as this was the most readily determinable value on the date of issuance.

In March of 2012, the Company issued 2,470,400 shares of common stock to Chad Sykes, our sole founder and CEO, to as payment for the cost of the supplies and services acquired by Mr. Sykes, our sole founder and president, and contributed by him to Indoor Harvest prior to that date.  We valued the share issuance at $0.01 per share based upon the cost of the supplies and services acquired by the owner and contributed to Indoor Harvest as this was the most readily determinable value on the date of issuance.

On March 7, 2013, the Company issued a total of 300,500 shares to Jennifer Haney, our initial investor at $0.05  per share for cash totaling $15,025, whom is a Selling Shareholder in this Registration Statement, whom acquired shares in the offering referred to in this paragraph, part of which are included in the shares being registered for resale hereunder. Aggregate consideration received from Selling Shareholders in this Registration statement whom acquired shares in the offering referred to in this paragraph, all or part of which are included in the shares being registered for resale hereunder is $10,000.

From March 18 through May 8, 2013, the Company issued a total of 906,673 shares to 1 U.S. and 5 NON US Citizens or Residents for cash at $0.15 per share for cash totaling $136,013. 1 U.S. and 4 NON US Citizens are Selling Shareholders in this Registration Statement, whom acquired shares in the offering referred to in this paragraph, all or part of which are included in the shares being registered for resale hereunder. Aggregate consideration received from Selling Shareholders in this Registration statement whom acquired shares in the offering referred to in this paragraph, all or part of which are included in the shares being registered for resale hereunder is $92,963.

In July of 2013, the Company entered into a written website development agreement for a total cost of $2,500 and common stock valued at $20,000 based on the cash sale price for shares of common stock in the Company's recent private placements which totaled 80,000 shares. All securities which we are obligated to issue under this agreement have been issued and were issued with a restrictive legend. We received only services which we valued at $20,000 in this transaction.

From September 9, 2013 through February 20, 2014, the Company issued a total of 1,793,000 shares to 27 U.S. and 10 NON US Citizens or Residents for cash at $0.25 per share for cash totaling $448,250. 27 U.S. and 10 NON US Citizens are Selling Shareholders in this Registration Statement, whom acquired shares in the offering referred to in this paragraph, all or part of which are included in the shares being registered for resale hereunder. Aggregate consideration received from Selling Shareholders in this Registration statement whom acquired shares in the offering referred to in this paragraph, all or part of which are included in the shares being registered for resale hereunder is $448,250.

In December of 2013, the Company entered into four written advisory agreements with William Johnson, Maximilian Loessl, Brian Falther and Djimo Serodio ("the advisors"). The  advisors agreed to act as mentors or advisors to the Company and provide advice and assistance ranging from attending quarterly meetings, to providing feedback on Company strategy, to making industry introductions and assisting in locating potential acquisitions or business opportunities.  During the year ended December 31, 2013, the Company issued 250,208 common shares in connection with these agreements and valued the share issuance for services at the most recent price per share for cash sales of the Company's stock or $0.25 per share for aggregate consideration of $62,552. None of these advisers duties involved participation in the offer and sale of the Company's securities, and none of this compensation relates directly or indirectly to the success or lack of success in the Company's fund raising activities. All securities which we are obligated to issue under these agreements have been issued. All shares vested immediately and common shares were issued bearing a restrictive legend. We received only services which we valued at an aggregate total of $62,552, or $15,638 per individual advisor.

On January 13, 2014, the Company entered into one written advisory agreements with Leslie Bocskor ("the advisor"). The  advisor agreed to act as mentor or advisor to the Company and provide advice and assistance ranging from attending quarterly meetings, to providing feedback on Company strategy, to making industry introductions and assisting in locating potential acquisitions or business opportunities.  The Company issued 65,552 common shares in connection with this agreement and valued the share issuance for services at the most recent price per share for cash sales of the Company's stock or $0.25 per share for aggregate consideration of $16,388. None of the advisers duties involved participation in the offer and sale of the Company's securities, and none of this compensation relates directly or indirectly to the success or lack of success in the Company's fund raising activities. All securities which we are obligated to issue under these agreements have been issued. All shares vested immediately and common shares were issued bearing a restrictive legend. We received only services which we valued at $16,388 in this transaction.

On January 26, 2014, the Company issued 207,475 shares of Common stock to Michael Williams and Todd Feinstein, who at the date of issuance, worked for Williams Securities Law Firm, P.A., the law firm representing us in this registration statement and prior securities related activities.  All securities which we are obligated to issue under our agreements have been issued. All shares vested immediately and common shares were issued bearing a restrictive legend. We received only services which we valued at $51,869 in this transaction.
No persons acquiring the shares covered by this registration statement had any rights attached to the shares purchased by the selling shareholders, including rights such as registration rights.

We conducted an additional offering under Section 4(2) of the 1933 Act from August 6 - August 13, 2014 to four individuals who were investors prior to the filing of the registration statement and have been listed as selling shareholders in our original registration statement filed on Form S-1 on March 5, 2014 and in all subsequent amendments thereto. In this placement, we sold an additional 285,000 shares at a price of $0.50 raising an additional aggregate $142,500 from these four existing investors. No persons other than these individuals who were investors prior to the filing of the registration statement were solicited in this offering and the aggregate number of investors in our company remains unchanged.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents. We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•None of these issuances involved underwriters, underwriting discounts or commissions.
•Restrictive legends were and will be placed on all certificates issued as described above.
•The distribution did not involve general solicitation or advertising.
•The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•None of these issuances involved underwriters, underwriting discounts or commissions;
•We placed Regulation S required restrictive legends on all certificates issued;
•No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•Access to all our books and records.
•Access to documents relating to our operations
•The opportunity to obtain any additional information, including information relating to all of our agreements with third parties which were only oral and not written,  to the extent we possessed such information, and including all information necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Item 3

1	Articles of Incorporation – Indoor Harvest, Corp.

2	Bylaws - Indoor Harvest, Corp.

Item 4

1	Form of common stock Certificate of Indoor Harvest, Corp. (1)

Item 5

1	Further Updated Legal Opinion of Williams Securities Law Firm, P.A.*

Item  10

1	Employment Agreement – Sykes
2	MIT CityFarm Agreement
3	Advisor Agreement- Williams
4	Advisor Agreement- Loessl
5	Advisor Agreement- Bosckor
6	Advisor Agreement- Falther
7	Advisor Agreement- Serodio
8	Property Lease
9	Amendment to Executive Employment Agreement
10	Curran & Connors Agreement

Item 23

1	Consent of L.L Bradford & Company, LLC.

2	Further Updated Consent of Williams Securities Law Firm, P.A. (included in Exhibit 5.1) *

* filed herewith
All other Exhibits called for by Rule 601 of Regulation S-K are not applicable to this filing.
____________
(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Houston TX on October 15 , 2014.

Indoor Harvest, Corp.

Title	Name	Date	Signature

President and CEO	Chad Sykes	October 15 , 2014	/s/ Chad Sykes

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE

/s/ Chad Sykes	Chad Sykes	President, CEO, Principal Financial and Principal Accounting Officer, Director	October 15 , 2014